CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Burst.com, Inc.

(formerly known as Instant Video Technologies, Inc.)

We consent to the use of our report dated March 19, 1999 on the consolidated financial statements of Instant Video Technologies, Inc.(the "Company") and subsidiary as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1998 included herein and to the reference to our firm under the headings "Selected Financial Data", "Experts" and "Change in Accountants" in the Prospectus.

Our report dated March 19, 1999 contains an explanatory paragraph that states that the Company's recurring losses from operations and negative cash flows from operating activities raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

San Francisco, California

September 26, 2000